UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2005
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01. Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on January 27, 2005. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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4Q04 Caterpillar Results Conference Call Prepared Remarks

Opening Remarks: Good morning and welcome to Caterpillar's fourth Quarter 2004 results conference call. I'm Nancy Snowden, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer, Doug Oberhelman, Group President and Dave Burritt who will replace Lynn as CFO when Lynn retires.

This conference call is copyrighted by Caterpillar Inc. Any use, recording or transmission of any portion of this conference call without the express written consent of Caterpillar Inc. is strictly prohibited. If you would like a printed version of the prepared conference call remarks, you can go to the SEC filings in the Investor section of our website where they are filed as an 8-K.

This morning Lynn, in his final results conference call prior to retiring, will cover our fourth quarter and full year results. Doug will review our outlook, I’ll give some specific guidance for 2005 and then we’ll wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today.

Before we get started, I want to clarify some confusion that exists relating to a difference between the annual consensus in First Call for 2004 compared with the fourth quarter consensus plus our September Year to Date results which would total $5.83. The difference is due to the recognition of Medicare Part D subsidy. When we recognized the benefit for the Medicare subsidy in the third quarter as required by accounting rules, the first and second quarter impact was reflected in September Year to date results, but not in the third quarter results. If you add the first and second quarter impact of the Medicare subsidy of seven cents per share this would explain the difference. Now I’ll turn it over to Lynn to talk about the 2004 numbers.

Before I discuss the numbers, I’d like to say what a privilege it has been to be part of the investor relations team these last 6 years. Our mission has been to improve the understanding of our financial results and to communicate as candidly as possible with you. We recognize and appreciate your interest in Caterpillar and I know the team under Dave Burritt’s capable direction will continue this mission.

Now for the results. As you know, this morning we reported fourth-quarter sales and revenues of 8.57 billion dollars and profit per share of 1 dollar and 55 cents. For the year sales and revenues were 30.25 billion dollars and profit per share was 5 dollars and 75 cents, both records by a significant margin. There were many doubts about the 30 billion dollar sales-target when we set it back in 1997 and put a mid-decade timeframe on it. We’re very proud of the Caterpillar team for reaching the goal ahead of schedule.

SALES and REVENUES for the fourth quarter 2004 were up 2 billion 106 million dollars from fourth quarter 2003, mainly due to 1 billion 756 million dollars of higher machinery and engine volume, 171 million dollars from Price Realization and 121 million dollars from the impact of currency. An increase of 58 million dollars in Financial Products Revenues accounted for the balance.

PROFIT PER SHARE was one dollar and 55 cents for fourth quarter 2004, up 60 percent from fourth quarter 2003 profit per share of 97 cents. Profit increased by 504 million dollars as a result of additional sales volume and improved price realization. These favorable items were partly offset by higher Core Operating Costs of 412 million dollars and 45 million dollars of higher retirement benefits as well as 19 million dollars of unfavorable currency impact.

The most significant element of the Core Operating Cost increase was manufacturing cost and that increase was primarily related to steel. Let me remind you, this is not a problem unique to Caterpillar - it has impacted every industry that uses steel. Market prices of steel increased 54% last year, with the increases heavier in the second half. During 2004, our average volume adjusted steel related cost increase was about 20% over 2003, considerably less than general market movements. The only way to avoid these costs would have been to quit buying steel. Obviously, we didn’t want to do that. Of the fourth quarter Core Operating Costs increase of 412 million dollars, about 200 million dollars was for increased material costs, predominantly steel related.

Also as a part of Core Operating Costs, Research and Development increased about 60 million dollars, well within a reasonable 3% percent of sales. As we always have, we continue to invest in maintaining and improving our technology leadership by funding Research & Development. We will not sacrifice our future for short-term earnings gains. It’s this type of funding that yielded our ground breaking ACERT technology which provides the platform allowing us to comply with environmental requirements now and in the future while maintaining exceptional value to our customers in terms of engine operating cost, reliability and durability.

SG&A, the final significant factor in Core Operating Costs, continues to be impacted by the surge in volume. However, Machinery and Engines SG&A as a percent of sales continues to decline from 9 percent in 2003 to 8.7 percent in 2004. We are focusing 6 Sigma efforts on making our period cost structure flexible so we can react to changes throughout the business cycle.

In addition to Core Operating Costs, results were negatively impacted by currency. Even though, we are largely naturally hedged in our foreign currency positions. During the year, the British Pound and Yen strengthened about 10% against the U.S. dollar. Due to our net short position in these two currencies and especially the British pound we had a negative currency impact on profit before tax of 19 million dollars for the quarter and 157 million dollars for the year. This reflects the effect of currency on sales and costs less currency exchange gains reported in Other Income & Expense.

I want to switch to the balance sheet for a minute. 2004 was a very good year for our cash flow. We contributed about 680 million dollars to our pension plans which when combined with asset returns puts the funded status of our worldwide pension plans t about 90% on a projected benefit obligation basis. Our cash flow allowed funding for capital expenditures of about 900 million dollars which helped to support our growth, dividend payments that reflected two increases in a 12 month period as well as increases in 10 of the last 11 years and the repurchase of shares pursuant to the share repurchase program. We did all this while improving our balance sheet to its strongest position in many years.

Before we get to the outlook, I’ll provide some comments on North American rental fleets and used equipment.

North American dedicated rental fleet utilization on a twelve- month rolling basis through November was up from 66% in the same period last year to about 69%.

Rental rates for the rolling twelve months through December were up 5% from a year ago.

Overall, units in dedicated dealer rental fleets are up 13% from a year ago. Rent-to-Rent units, which currently make up about 55% of the units in dealer rental fleets, are up 10% from a year ago.

The Cat Rental Stores, which generally rent smaller machines for shorter time periods, currently have about 45% of the rental units in dealer fleets. These fleets continue to grow and are up 15% from a year ago.

North American dealers added 7 Rental Stores in 2004 for a total of 395 stores at year-end. In the rest of the world, dealers had about 1400 stores. We anticipate an increase of about 80 rental outlets in 2005.

North American used equipment prices trended up about 15% in the third quarter compared to a year ago for most machines. We expect continued strengthening in 2005. This used equipment reporting lags one quarter from the current quarter.

Regarding availability of new machines, at the end of the fourth quarter in North America, the majority of our most popular models were under managed distribution. By managing distribution, we first supply to only those with a confirmed customer order. This helps ensure that available product is going to the most pressing need. Producing plants are continuing to hire more employees; add selected production shifts, source from Caterpillar plants supplying lower demand areas, such as China, and use 6 Sigma teams to identify ways of increasing production capacity.

One final comment, dealer inventories at the end of 2004 were up 38%. However, inventories compared to months of sales are basically flat with 2003, at 3 months of sales. Shipments were up substantially in late fourth quarter, especially outside the United States where dealers did not always have time to convert the shipments into customer deliveries before year-end. Our expectation for full-year 2005 is for dealer new machine inventories to be about flat on a worldwide basis. We anticipate that in 2005, dealer inventories will increase almost $120 million in North America, largely offset by a decline in Asia/Pacific.

Now, I’ll turn it over to Doug to discuss the OUTLOOK….

We expect 2005 to be another strong year with global economic growth to be about 3.5%, only slightly lower than 4% in 2004.

Interest rates, though projected to rise this year, should be favorable to continued economic growth and investment, prolonging construction recoveries particularly in developed countries. In 2005, commodity prices are expected to remain at levels that continue to make new investments attractive supporting continued growth in mining activity. Higher commodity prices also have the secondary affect of boosting incomes and governmental revenues in producing countries, resulting in a positive impact on construction spending. Our worldwide economic scenario anticipates oil prices trading moderately lower than in 2004 but still favorable to increased exploration and development. This will benefit our petroleum related engine businesses.

We expect that engine volume will benefit from NAFTA heavy-duty Class 8 truck industry demand for 2005 which we project at approximately three hundred thousand units. Our forecast for NAFTA midrange truck, specialty, urban bus and RVs for 2005 is approximately 190,000 units. In 2004, we have been capacity constrained for our heavy-duty in-line six-cylinder engines, utilized in on-highway trucks and other commercial applications. We are adding capacity for heavy-duty engines, but will be capacity constrained until it comes on-line later this year. The addition of capacity will improve our supply capability for C15s, the 15 liter engine in late 2005.

In total, company sales and revenues are expected to increase 12 to 15 percent versus 2004. Machinery and Engines volume is expected to increase about 8 percent. Improved price realization should add about 3% more with the remainder coming from Financial Products revenues. This will result in 2005 sales and revenues somewhere between 33.9 billion dollars and 34.8 billion dollars which will again be record sales and revenues.

With this volume forecast, we expect 2005 profit per share to be up about 25 percent compared to 2004. The year will benefit from improved price realization, increased volume, manufacturing efficiencies and an intensified focus on our cost structure.

I want to really focus with you on price realization for a few minutes. Frankly, we did not achieve as much price realization in 2004 as we had hoped, and that’s why we’re putting such a big emphasis on it in 2005. Two main factors influence price realization and the first is price protection. In its simplest form, price protection means that if we have a firm customer order before a price increase is announced, we won’t harm our customer relationship by raising price on that order already on hand. Historically, we have experienced about a six-week lag after the announced effective date of a price increase before we actually begin to realize the new price. With recent long lead times for product delivery attributable to the unprecedented surge in customer demand the lag between the announced effective date and the actual realization date has been even longer than the typical six-week period. We’re disappointed that this occurred as much as it did in 2004 but you well know our relationships with customers come first and always will. I guess this is the good news/bad news of booming markets.

The second influence on price realization is that, our price increases vary widely across all models and all geographic regions. We do this to remain competitive for every model and in every market we serve. In 2004, published price increases ranged from zero to six percent. In addition to this range of increases we have to consider any merchandising or discounting that we offer for competitive reasons. Taking all this into consideration, we achieved 512 million dollars of price realization in 2004, which equated to overall price realization of 1.8% in 2004.

As Jim Owens said at MINExpo, it is our plan to more than offset material cost increases with price in 2005 and that’s exactly what we intend to do.

We have already announced increases effecting machines, engines, parts, and other products that went into effect January 1, 2005. We announced those increases earlier than ever to minimize the price protection lag time that I mentioned earlier. Because of the continued strong backlog and long lead times, we’ll still see some lag in 2005. In addition to announced increases, we made a few structural changes to our pricing process relating to, among other things, work tools and components. At this time, we expect total price realization of about 1 billion dollars in 2005 from all of this pricing activity. This equates to about 3% overall price realization this year. As we speak, we’re reviewing material costs, especially steel and other commodities to determine if even further price activity is appropriate.

Another significant issue for Caterpillar has been Core Operating Costs and in particular, costs related to steel.

This has given almost every manufacturer fits since early last year, but especially in the fourth quarter. As we enter 2005 we are not anticipating significant steel price declines until the second half of the year, at the earliest. We expect our costs for the first half of 2005 will appear substantially higher than costs in the first half of 2004 because the comparison will contain the relatively low steel costs experienced at that time. You can see this is an on-going challenge we must address. While Caterpillar utilizes numerous annual and multi-year agreements for the purchase of steel where they make sense, these contracts don’t protect us from the imposition of surcharges. We are continuing to work with our key steel suppliers with whom we have these agreements to assure supply while providing competitive pricing, with the goal of jointly managing price volatility.

While this cost pressure will continue into 2005, our plan is to deliver about 25% more earnings per share so we can achieve a return on sales of about 7.3%. As Jim Owens also mentioned at MINExpo, we’re still very much focused on delivering at least 9% return on sales in the ’06-’07 time period. Our outlook for 2005 keeps us on that path.

Also a factor in Core Operating Costs is Research and Development expense. We’re stepping up our Research and Development spend to support meeting Tier III off-highway environmental standards. The investment we made in our ACERT technology continues to pay dividends as the platform for meeting the ever more stringent environmental standards. 2005 will be a record year for new product introduction as we roll out Tier III compliant machines. In fact, we will significantly increase the introduction of new models of construction and mining machines during the year. This has an impact not only on R&D expense but also on support costs associated with new machine introduction. We are proud to be in the position of leading the way to a better environment with our clean air Tier III compliant engines.

I would like to take just a minute to discuss our business in relation to the overall economy. After all, our results and our efforts must be competitive against others to remain attractive to investors. We did very well by that standard last year, and expect to do so in the future.

We did increase profit margins over the course of 2004 and in today’s environment, with low overall inflation but rising raw material costs, most companies haven’t been able to do that. As you know, corporate profit margins in the United States declined in both the second and third quarters of 2004.

Many of the key industries we serve are just beginning to recover from multi-year declines, some in excess of 20 percent such as structures investment in the United States and metals mining. Simply returning to past peaks means years of fast growth for these industries. Mines underinvested in capacity for years due to unfavorable output prices. Adding the capacity needed to meet future needs likely will require years of significant investment. So we are well positioned to gain from increased volume in the future - with benefits to sales, profits and profit margins. Our focus on the customer will ensure that we remain the market leader in providing the machines and engines needed by a growing world economy.

In summary, while we’re elated to achieve the 30 billion dollar sales and revenue milestone, we are focused on improving our profit pull through. In 2005, we will intensify our efforts by focusing on our Core Operating Costs and increase price realization. We remain committed to satisfying customer demand and building on our long-term market position. At the same time, however, we are focused on improving shareholder value and delivering financial results in line with our expectations. We’re looking forward to another record year in 2005. And now Nancy will give you specific guidance relating to the outlook.

In 2004, approximately 450 million dollars in incentive compensation was earned by about 52,000 employees.

We expect our effective tax rate for 2005 to increase approximately two percentage points due to the phase-out of the Extraterritorial Income Exclusion (ETI) as provided in the American Jobs Creation Act of 2004 along with our expected geographic mix of profits.

The impact of increased retiree pension and healthcare and related costs was a decrease in profit of139 million dollars in 2004. This cost increase is due to pensions.  For 2005, our U.S. pension assumption for the long-term rate of return is 9% and 5.9% for the discount factor. We expect Retirement Benefit costs will increase approximately two hundred million dollars in 2005 compared to 2004, one hundred million dollars of which is related to the increase in retirement benefits in the recently signed contract with the United Auto Workers.

Capital expenditures for Machinery & Engines are expected to be about 1.4 billion dollars in 2005 compared with 900 million dollars in 2004.

For machinery and engines depreciation and amortization expense, expectations are about $900 million, which is about 100 million dollars higher than 2004.

We expect machinery and engines R & D to increase for 2005 and to be about 3.6 percent of sales.

For 2005, we expect machinery and engines SG&A to be about 8.5 percent of sales.

The monthly retail statistics for December are available on voice mail through February 15th by calling 309-675-8000.

Q&A: OK, now it's time to move to the Q&A portion of the call. As always, in the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please...

Closing: It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our fourth-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
The world economy had its best recovery in years in 2004 and we expect that recovery to continue, but at a somewhat slower pace, in 2005. That outlook assumes central banks will cautiously raise interest rates so as not to slow growth too much. Low interest rates, and continued good economic growth, will encourage further growth in construction and mining. Should central banks raise interest rates aggressively, both the world economic recovery and our Machinery and Engines sales likely would be weaker.

The U. S. economy is growing near a 4 percent rate, which up to now has not created an inflation problem. While the Federal Reserve has raised interest rates, we assume the continuation of moderate growth and low inflation will result in interest rates of no more than 3.5 percent by the end of 2005. Long-term interest rates are expected to rise less than short-term rates. That environment should support further growth in construction and manufacturing, helping to keep commodity prices favorable. Should financial conditions tighten noticeably, causing economic growth to slow below 3 percent, expected improvements in Machinery and Engines sales likely would be lower than projected.

Our projection of increased sales of Machinery and Engines in EAME assumes that low interest rates will allow slightly faster economic growth in Europe and that favorable commodity prices will extend healthy recoveries in both AME and the CIS. Key risks are that the European Central Bank will raise interest rates sharply to reduce inflation or that commodity prices collapse. Those developments would negatively impact our results.

Favorable commodity prices, increased capital inflows and an improved foreign debt situation are expected to contribute to another year of economic recovery in Latin America. As a result, we project that both mining production and construction spending will increase, supporting an increase in Machinery and Engines sales. This forecast is vulnerable to a significant weakening in commodity prices, a slowing in world economic growth or widespread increases in interest rates.

In Asia/Pacific, we project sales growth in Australia, India and the developing Asian economies will offset a further decline in China. Critical assumptions are continued growth in coal demand, low domestic interest rates in most countries, further gains in exports and continued good economic growth in China. Some developments that could lower expected results included reduced demand for thermal and coking coal, significant revaluations of regional currencies, restrictions on regional exports and sharp interest rates hikes, particularly in China.

Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and a half and our outlook assumes continued growth in world industrial production will cause metals prices to remain high enough in 2005 to encourage further mine investment. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices improved last year and our sales have benefited. We expect these trends to continue in 2005. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices increased sharply over the past 2 years due to strong demand and high capacity usage. Higher energy prices did not halt economic recoveries last year since it was strong demand that boosted prices and world production increased. High prices are encouraging more exploration and development and we expect increased production in 2005 will constrain price increases. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting oil shortages and price spikes could slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the United States and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, excessive currency movements, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, Central Banks in developed countries have started raising interest rates from the lowest rates in decades. Our outlook assumes that Central Banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout the forecast period. Should Central Banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors
Political factors in the United States and abroad can impact global companies. Our outlook assumes that no major disruptive changes in economic policies occur in either the United States or other major economies. Significant changes in either taxing or spending policies could reduce activities in sectors important to our businesses, thereby reducing sales.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, potentially causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region. Our outlook includes a negative impact from the phase-out of the Extraterritorial Income Exclusion (ETI) as enacted by the American Jobs Creation Act of 2004 (AJCA). However, our outlook does not include any impact from the provision of AJCA allowing preferential tax treatment of the repatriation of non-U.S. earnings in 2005. Further, our outlook assumes any other tax law changes will not negatively impact our provision for income taxes.

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Our outlook assumes no significant changes in currency values from current rates. Should currency rates change sharply, our results could be negatively impacted.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

Dealer Practices
The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will increase inventories in line with higher deliveries. Should dealers control inventories more tightly, our sales would be lower.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

As of December 31, 2004, there were 11,465 U.S. hourly production employees who were covered by collective bargaining agreements with various labor unions. The United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) represents 9450 Caterpillar employees under a six-year central labor agreement that will expire March 1, 2011. The International Association of Machinists (IAM) represents 1,999 employees under labor agreements expiring on April 30, 2005, and May 29, 2005. Based on our historical experience during periods when labor unrest or work stoppage by union-represented employees has occurred, we do not expect that the occurrence of such events, if any, arising in connection with the expiration of these agreements will have a material impact on our operations or results.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment remains competitive from a pricing standpoint. Our 2005 sales outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of January 2005. While we expect that the environment will absorb these price actions, delays in the marketplace acceptance would negatively impact our results. Moreover, additional price discounting to maintain our competitive position could result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

    Any sudden drop in consumer or business confidence
    Delays in legislation needed to fund public construction
    Regulatory or legislative changes that slow activity in key industries; and/or
    Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

January 27, 2005	By:	/s/ James B. Buda
James B. Buda, Vice President